Exhibit 16
50 West San Fernando St., Suite 200
San Jose, California 95113
Telephone: 408-278-0220
Fax: 408-278-0230
June 6, 2007
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 4, 2007, to be filed by our former client, RAE Systems, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
/s/ BDO Seidman, LLP
Very truly yours,